EXHIBIT 4

TPG-AXON’S CONTINUED INVESTIGATION REVEALS UNDENIABLE PATTERN OF

CONFLICTED RELATED-PARTY TRANSACTIONS AT SANDRIDGE ENERGY

- Evidence Suggests Undeniable Pattern of Unacceptable Conflicts of Interests -

- Contrary to SandRidge Assertions, Transactions Appear to Constitute Large Amounts of Land –

- SandRidge Spending Roughly 80 Percent of Market Cap Annually, Potentially Making the Ward Family One of the Biggest Beneficiaries of This Spending -

- Presentation Detailing Latest Findings Available at www.shareholdersforsandridge.com -

NEW YORK, NY (February 19, 2013) – TPG-Axon, beneficial owner of seven percent of the outstanding shares of SandRidge Energy, Inc. (NYSE: SD) (the “Company”), today announced that a second presentation detailing the wide scope of SandRidge’s related-party land transactions can be found by visiting www.Shareholdersforsandridge.com.

In the presentation, TPG-Axon outlines what it believes to be an undeniable pattern of conflicted related-party transactions of large proportions with entities related to Tom Ward and his family. TPG-Axon’s ongoing and exhaustive investigation has identified that WCT Resources, a company owned and controlled by trusts established by Tom Ward for the benefit of his children, owns mineral rights adjacent to SandRidge in 22 counties in Oklahoma and Kansas which make up part of the Mississippian Lime formation, the Company’s primary oil and natural gas play.

Based on a thorough review of the aforementioned 22 counties, TPG-Axon has found that WCT Resources controls roughly 475,000 acres throughout the Mississippian. TPG-Axon believes this acreage count makes WCT Resources the fifth largest exploration and production (E&P) company in the Mississippian, behind only SandRidge, Chesapeake Energy, Shell and Devon Energy, and a direct competitor of SandRidge.

TPG-Axon is concerned not only by the scale of WCT Resources’ involvement in the Mississippian, but by the suspicious timing of the company’s purchases. TPG-Axon has discovered that in many instances, WCT Resources and SandRidge actively acquire acreage within weeks and months of each other. Contrary to SandRidge’s claims, based on the data TPG-Axon has reviewed, this pattern of activity is not rare; it is now clear that the degree of overlap and competition is truly massive.

TPG-Axon believes the adjacent land WCT Resources acquired could be worth billions of dollars if SandRidge’s efforts to build infrastructure and ‘prove out’ acreage in the Mississippian are successful. SandRidge projects it will spend roughly 80 percent of its entire remaining market capitalization this year to, among other things, increase the value of its Mississippian mineral rights, which could make the Ward family one of the biggest beneficiaries of this spending.

TPG-Axon reiterates its belief that the fact pattern surrounding the related-party land transactions outlined in its presentations dated February 19, 2013 and January 23, 2013 suggests SandRidge stockholders may have been disadvantaged by the actions of entities related to Mr. Ward or his immediate family members.

TPG-Axon urges stockholders of record as of December 13, 2012 to vote the GREEN consent card in favor of its proposals to amend the Company’s bylaws and replace SandRidge’s entire Board of Directors with its slate of highly qualified director nominees. TPG-Axon requests that stockholders return their signed and dated GREEN consent cards promptly, to ensure that their consent cards are received by SandRidge prior to March 15, 2013, the deadline for submitting consents.

About TPG-Axon Capital

TPG-Axon Capital is a leading global investment firm. Through offices in New York, London, Hong Kong and Tokyo, TPG-Axon invests across global markets and asset classes.

Contacts:

MacKenzie Partners, Inc.

Dan Burch or Larry Dennedy

(212) 929-5500

TPG-Axon:

Anton Nicholas

203-682-8245

Anton.Nicholas@icrinc.com

Phil Denning

203-682-8246

Phil.Denning@icrinc.com

Jason Chudoba

646-277-1249

Jason.Chudoba@icrinc.com

TPG-AXON MANAGEMENT LP, TPG-AXON PARTNERS GP, L.P., TPG-AXON GP, LLC, TPG-AXON PARTNERS, LP, TPG-AXON INTERNATIONAL, L.P., TPG-AXON INTERNATIONAL GP, LLC, DINAKAR SINGH LLC AND DINAKAR SINGH (COLLECTIVELY, “TPG-AXON”) HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) A DEFINITIVE CONSENT STATEMENT AND ACCOMPANYING CONSENT CARD TO BE USED TO SOLICIT WRITTEN CONSENTS FROM THE STOCKHOLDERS OF SANDRIDGE ENERGY, INC. IN CONNECTION WITH TPG-AXON'S INTENT TO TAKE CORPORATE ACTION BY WRITTEN CONSENT. ALL STOCKHOLDERS OF SANDRIDGE ENERGY, INC. ARE ADVISED TO READ THE DEFINITIVE CONSENT STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF WRITTEN CONSENTS BY TPG-AXON, STEPHEN C. BEASLEY, EDWARD W. MONEYPENNY, FREDRIC G. REYNOLDS, PETER H. ROTHSCHILD, ALAN J. WEBER AND DAN A. WESTBROOK (COLLECTIVELY, THE "PARTICIPANTS") FROM THE STOCKHOLDERS OF SANDRIDGE ENERGY, INC. BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS. THE DEFINITIVE CONSENT STATEMENT AND FORM OF WRITTEN CONSENT HAVE BEEN FURNISHED TO SOME OR ALL OF THE STOCKHOLDERS OF SANDRIDGE ENERGY, INC. AND ARE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, TPG-AXON WILL PROVIDE COPIES OF THE DEFINITIVE CONSENT STATEMENT AND ACCOMPANYING CONSENT CARD WITHOUT CHARGE UPON REQUEST.

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INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS IS CONTAINED IN THE DEFINITIVE CONSENT STATEMENT ON SCHEDULE 14A FILED BY TPG-AXON WITH THE SEC ON JANUARY 18, 2013. THIS DOCUMENT CAN BE OBTAINED FREE OF CHARGE FROM THE SOURCES INDICATED ABOVE.

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